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Exhibit 14.

QUESTAR CORPORATION
BUSINESS ETHICS AND COMPLIANCE POLICY

January 2005
QUESTAR CORPORATION
BUSINESS ETHICS AND COMPLIANCE POLICY
TABLE OF CONTENTS

A.	EMPLOYMENT PRACTICES	2
B.	BUSINESS, ACCOUNTING AND DISCLOSURE PRACTICES	2
C.	DEALINGS WITH GOVERNMENT OFFICIALS AND THE MEDIA	3
D.	POLITICAL ACTIVITY	3
E.	CONFLICTS OF INTEREST	4
F.	GIFTS	5
G.	USE OF COMPANY INFORMATION AND TECHNOLOGY	5
H.	ANTITRUST AWARENESS	6
I.	ENVIRONMENTAL AFFAIRS AND SAFETY	6
J.	COMPLIANCE PROCEDURES	6

QUESTAR CORPORATION
BUSINESS ETHICS AND COMPLIANCE POLICY

        Questar Corporation's Business Ethics and Compliance Policy is intended to reflect and preserve the high standards of business conduct that are a company tradition. Questar is committed to full compliance with both the letter and the spirit of the numerous and sometimes complex laws and regulations that affect the company. This statement has been approved by the Finance and Audit Committee of Questar's board of directors and by executive management.

        The following policies apply to the conduct of all employees, officers and directors of the Questar group of companies (referred to collectively as Questar):

  •
  Questar is committed to dealing fairly with employees, customers, suppliers, and competitors and expects its directors, officers, employees and agents to comply with this same standard.

  •
  Questar adheres to the highest standard of business ethics and seeks to merit the respect and esteem of government and regulatory authorities, customers, the public, the business community and Questar shareholders.

  •
  Questar and its employees, officers, directors and agents are required to comply with applicable law, rules, and regulations and must avoid any activities that could involve or lead to involvement in any unlawful practice.

        Anyone violating the policy will be subject to appropriate disciplinary action, which may include dismissal.

        No waivers of this policy are anticipated. However, if a waiver is warranted, it may only be made by the corporate CEO. Any waiver for executive officers or directors may be made only by the board of directors and will be promptly disclosed to shareholders.

A.
EMPLOYMENT PRACTICES

        1.     Equal Employment Opportunity. Questar will provide equal opportunity to applicants and employees in the areas of hiring, training, promotion and compensation without regard to race, religion, age, gender, disability, veteran status or national origin. All employees are entitled to work and participate in employer-sponsored activities in an environment free of sexual, ethnic and religious harassment, hostility or intimidation. Questar's policies require compliance with all state or federal anti-discrimination laws. Your employee handbook or Human Resources Director can provide guidance for dealing with questions or concerns about discrimination or harassment.

        2.     Substance Abuse. Questar prohibits employees from using illegal drugs and misusing prescription drugs. Questar has a substance-abuse policy and expects all employees to perform their duties unimpaired by drugs or alcohol and to participate in drug and alcohol testing in accordance with that policy.

B.
BUSINESS, ACCOUNTING AND DISCLOSURE PRACTICES

        Questar will maintain accurate and reliable corporate records that comply with applicable accounting rules and established internal controls. No payments of money, transfers of property, furnishing of services or other transactions on behalf of Questar will be approved without adequate supporting documentation, or made with the understanding that any part of such payment is to be used for any purpose other than that described by the documentation. Employees are expected to protect company assets from waste, carelessness and theft and ensure that such assets are used for legitimate business purposes. The use of company assets for any unlawful or improper purpose is prohibited. An undisclosed or unrecorded fund or asset may not be established for any purpose.

        The Company recognizes that providing information regarding its fixed price natural gas trades contributes to the accuracy, reliability and transparency of published price data. As a result, any data reported is expected to be complete and accurate. The Company does not condone and will not tolerate any intentional misreporting, misrepresentations or other dishonest acts in the reporting of such data.

        The Company's principal executive, financial and accounting officers (as identified by the corporate CEO), in addition to complying with the other standards of ethical conduct in this policy, have a specific ethical obligation to comply with a federal requirement to provide "full, fair, accurate, timely and understandable disclosure in the periodic reports" filed by Questar and its reporting subsidiaries.

        Any employee who has an unresolved question or complaint concerning Questar's accounting, internal accounting controls or auditing matters should follow the Compliance Procedures described in this policy in Section J.

C.
DEALINGS WITH GOVERNMENT OFFICIALS AND THE MEDIA

        1.     Relationships. Questar strives to develop and maintain good relationships and effective communication with government officials and agencies. Questar's dealings with government and regulatory agencies and their officials and personnel shall be such that their public disclosure will not impugn or jeopardize Questar's integrity or reputation. In addition, Questar does not permit direct or indirect payments of money nor gifts of substantial value or lavish entertainment to government or regulatory officials and personnel.

        2.     Communication. Business-unit presidents are responsible for developing the "company position" on relevant legislation and regulatory proposals. Employees are encouraged to communicate with their government representatives on matters that concern them, but it is important to distinguish between personal and corporate communications and relationships with such officials. Unless employees are specifically designated to represent Questar in dealings with legislators and regulators, they should not correspond with legislators or government officials on company stationery or by using company systems. With respect to company matters, any employee whose day-to-day responsibilities do not include contact with legislators or regulatory agencies should consult with the corporate CEO or the appropriate business-unit president or lawyer before initiating or responding to such contacts.

        3.     Media Relations. Comments to the news media should be made by designated spokespersons. Employees should direct all media inquiries to the appropriate corporate or business-unit communication department.

D.
POLITICAL ACTIVITY

        1.     Candidate Selection. Questar has a nonpartisan policy with respect to the selection of candidates for public office. In compliance with this policy, no corporate funds or company assets will be contributed or used for the purpose of influencing the nomination or election of any candidate for public office without the express review and consent of Questar's board of directors.

        This prohibition does not apply to personal political activity or to personal contributions made to candidates or to political parties. Questar encourages all employees to participate in the local, state and national political processes.

        2.     Questar Committee. In accordance with existing laws the company has established the Questar Corporation Political Action Committee as well as various state political action committees. Employee membership in the Questar Corporation Political Action Committee and state committees is strictly voluntary. Personal funds contributed to the committee(s) are given by a steering committee to candidates and political causes that further good government and sound fiscal policy and that support positions favorable to Questar. Contributions are made without regard to political affiliation.

E.
CONFLICTS OF INTEREST

        1.     Conflicts of interest exist when employees are faced with situations that require choosing between Questar's best interests and their own interests, or when the employee's judgment may be compromised by doing something that may be favorable to the company but would also benefit the employee personally. For example, a conflict could arise if an employee became involved with a competitor or a major contractor doing business with the company. To protect the company's interests, employees and their family and household members, as a general rule, must avoid involvement, financial or otherwise, in other organizations and business or social situations in which a conflict of interest exists, could exist, or would appear to exist.

        2.     No employee, without prior written approval of Questar's corporate CEO, may serve as a director, in any managerial capacity, or as an employee or agent of any firm that is a competitor of the company, a purchaser of products (other than retail natural gas) of the company, or a consistent or substantial seller of products or services to the company. Employees and their family and household members are prohibited from speculating in materials, equipment, supplies or property to be purchased by a Questar company based upon information gained in the performance of the employee's duties and not available to the general public.

        3.     Loans to, or guarantees of obligations of, executive officers and directors represent greater potential for conflict of interest. New loans or guarantees are prohibited as of July 30, 2002.

        4.     All employees and directors owe a duty of loyalty to Questar and are precluded from taking personal advantage of any business opportunity that properly belongs to Questar.

        5.     Employees may not engage in outside interests that encroach upon the time or attention required to attend to company affairs or that affect their ability to fully perform their duties, unless such outside interests are of benefit to and are sanctioned by the company.

        6.     If some involvement is contemplated that could be a conflict of interest or take advantage of a corporate opportunity, the following steps should be taken:

          (a)   The personal interest of the employee or his family or household members is to be disclosed to the Vice President, Ethics, Compliance and Audit, or Questar's general counsel. This disclosure should include a description of the proposed activity or transaction and the dollar amount involved. If a conflict appears to exist, further disclosure must be made in writing to the corporate CEO and the business-unit president.

          (b)   If the proposed activity or business transaction is approved, adequate internal controls will be prescribed by the Vice President, Ethics, Compliance and Audit, or the general counsel so that the transaction adequately protects the company's best interests.

        7.     Employees may not, except after proper disclosure and with approval of the corporate CEO, own or acquire, or cause others to own or acquire oil and gas mineral interests, leases, working or royalty interests; energy reserves; energy futures contracts; or options for energy commodities. Ownership of such interests should be disclosed at the time an employee is hired (or in a timely manner if later acquired by inheritance).

        Employees in sensitive positions should exercise caution when making investments in entities with which Questar has confidential or close business relationships or in entities in which Questar itself has taken or could take an ownership position.

        8.     As a general rule, an outside director should disclose to the Chairman of the Board or corporate CEO any situation in which the director's personal activities or interests might appear to conflict with those of Questar.

F.
GIFTS

        Employees may not directly or indirectly accept money, loans, expensive gifts, services, rebates, favors, extravagant entertainment, travel, or preferential treatment for any services provided as a Questar employee or in connection with agreements with outside parties, such as leases, contracts and purchase orders, or for divulging confidential company information. An employee, however, may accept conventional business courtesies, such as lunches, where a similar favor can be returned. Business entertainment that involves representatives of other companies as well as Questar may be accepted if no expensive or questionable gifts, goods or travel are included. The corporate CEO or business-unit presidents should determine the propriety of accepting these gifts or invitations.

G.
USE OF COMPANY INFORMATION AND TECHNOLOGY

        1.     Confidentiality. Except as authorized or directed by their business-unit president, employees shall not, during or at any time subsequent to their employment with Questar, divulge or convey to others any confidential or proprietary information, knowledge, plans or data of a Questar company or of third parties obtained during the course of their employment with Questar. Confidential information includes, but is not limited to, matters of a technical or business nature as well as information pertaining to future or projected developments and exploration and marketing activities.

        2.     Nondisclosure of Records. Questar is committed to preventing the misuse of information contained in company records. Inasmuch as current data-processing technology and practices permit broad access to information concerning various phases of Questar operations, employees must use caution to avoid the unauthorized or unnecessary dissemination of information. Access should be solely on a business-related, need-to-know basis. Customer information in company files is not to be disclosed outside the company without the company's and the customer's permission, except in response to a subpoena, other legal process or requests from government investigatory or regulatory agencies, as approved by the legal department.

        3.     Ownership of New Ideas and Products. Employees who develop ideas, products or services while in Questar's employ with the aid of company resources such as materials, facilities or company time, do so with the understanding that these items become the exclusive property of Questar.

        4.     Insider Trading. Federal securities laws prohibit the buying or selling of securities, including common stock, in the presence of "inside information" not known or disclosed to the public in general. Severe penalties can be imposed for illegal insider-trading violations. Questar directors, officers and employees may not engage in the trading of Questar stock and may not advise any other person to trade or refrain from trading company stock on the basis of inside information. Any questions regarding this policy should be directed to Questar's general counsel and corporate secretary.

        Federal securities regulations make it clear that Questar cannot engage in "selective disclosure" with analysts, investment managers and shareholders. Any officer or employee who deals with these individuals is required to understand and comply with such regulations.

        5.     Internet, E-mail, Telephone and Voice-mail Usage. Employees are subject to the terms of Questar's policy governing the use of these systems as stated in the employee handbook or in guidelines otherwise communicated to employees. All messages sent or received through these systems, as well as the contents of personal computers, are considered company property. Employees do not have a right of privacy in their use of these resources and are prohibited from using them for sending or accessing communications that constitute obscenity, defamation or harassment. The improper use of copyrighted materials and excessive computer use for personal purposes are also prohibited.

        6.     FERC Rules. Questar Transmission Provider employees engaged in transmission system operations must function independent from employees of its Marketing and Energy Affiliates.

        Questar Transmission Provider employees must treat all transmission customers, affiliated and non-affiliated, on a non-discriminatory basis, and must not operate its transmission system to preferentially benefit its Marketing or Energy Affiliates.

        Questar employees will not share, nor act as conduits in providing, any transmission system information that is not permitted by FERC rules with unauthorized parties unless that information has first been made public through FERC approved methods (i.e. transmission provider's internet website).

        Questar is committed to complying with all FERC rules and regulations. Any employee who is aware of a FERC compliance rule and / or regulation violation, believes that a violation may have occurred, or has a question relating to FERC compliance, should immediately contact the Transmission Provider Chief FERC Compliance Officer (801-324-2459), the FERC Compliance contact for QMR (801-324-2648), or Questar's Ethics Help Line (800-892-2050 or 324-2050).

H.
ANTITRUST AWARENESS

        Questar and its affiliated companies are expected to compete vigorously but fairly and in compliance with all applicable antitrust laws and regulations. As a general rule, employees are prohibited from discussing non-public information with competitors, including trade association members, the following topics: pricing policies, discounts, profits, credit terms, other conditions of the sale of goods or services, geographic areas of operation or sales, production or sales quotas, customer allocations, and bids for jobs or contracts. Questions regarding the propriety of proposed or actual contacts with competitors involving these matters should be brought to the attention of the legal department.

I.
ENVIRONMENTAL AFFAIRS AND SAFETY

        1.     Questar is committed to full compliance with all applicable environmental laws and regulations. Employee work practices must adhere to such laws and regulations and all company policies and procedures adopted to achieve this goal. Questions concerning the inappropriateness of work practices or proposed actions with regard to environmental laws or regulations should be communicated to the legal department.

        2.     Questar's workplaces must comply with safety and health standards and be free of recognized hazards that could cause injury, sickness or death. Employees have the responsibility to carry out their duties in a safe and efficient manner. To eliminate potential hazards, employees must immediately report unsafe conditions and immediately correct unsafe acts observed or performed. No employee will be subject to retaliation, discrimination, or any other adverse employment action for reporting concerns about safety or environmental problems. Supervisors and employees must report any work-related injury or sickness promptly as specified in company policies.

J.
COMPLIANCE PROCEDURES

        1.     Questar officers are responsible for the enforcement of and compliance with the Questar Business Ethics and Compliance Policy. Employee knowledge and awareness will be assured through distribution of this policy statement to every employee and through appropriate training and consultation.

        2.     Any employee who knows of a material violation of this policy, or who reasonably believes that a violation has occurred, must promptly report the matter to the Questar Corporation general counsel, to the Vice President, Ethics, Compliance and Audit, or through the Ethics Help Line (1-800-892-2050 or 324-2050). Reports of misconduct, impropriety, or failure to comply with legal requirements may be made anonymously if desired. Questar, to the extent legally possible, will protect the confidentiality of any disclosed information and the identity of any employee reporting misconduct. No employee will be subject to retaliation, discrimination, or any other adverse employment action for reporting suspected violations in good faith pursuant to the terms of this policy or any applicable law. Questar will also comply with federal legal requirements protecting employees against adverse employment action if they provide information, assist with any investigation, or testify in any proceeding that relates to possible fraudulent activities or violations of federal securities laws. Finally, Questar will require its agents and contractors to comply with the standard of "no adverse employment action" for reporting possible fraudulent activities or violations of federal securities regulations at Questar or assisting with any investigation of it. Supervisors are required to refer employees who advise them about possible violations of this policy to one of the officers listed above.

        3.     Employees are encouraged to talk to supervisors, managers, or one of the officers listed above if they have any concerns about whether some activity within the company is unethical. Any employee who believes that someone other than one of the two individuals specified above should receive the complaint about accounting matters may report the complaint to the Chair of Questar's Finance and Audit Committee.

        4.     Questar officers are required to state in writing each year that they have no knowledge of any material violation of this policy other than those violations, if any, that have been previously reported.

        5.     The Questar internal audit department, as part of its regular auditing procedures, will periodically review the company's activities, records, property, and personnel to determine compliance with this policy. The results will be reported in writing to executive management and the Finance and Audit Committee.

          A summary of all reports and complaints made pursuant to this section will be provided to the Finance and Audit Committee. The Finance and Audit Committee has the authority to obtain any assistance from internal and external sources to address any concerns raised concerning accounting matters.

        6.     In reporting on their examination of Questar's financial statements, the company's independent auditors will be asked to state whether anything has come to their attention that has led them to believe that this policy is being violated.

        7.     Any information received and any investigations concerning such information will be retained consistent with applicable law and Questar's document retention policy.

        8.     This policy is not all-encompassing, and questions about situations not specifically addressed in it should be addressed to the Questar Corporation general counsel or the Vice President, Ethics, Compliance and Audit.

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